Exhibit 10.5

GAME YOUR GAME, INC.

STOCK OPTION GRANT NOTICE

(2016 EQUITY INCENTIVE PLAN)

Game Your Game, Inc., a Delaware corporation, (the “Company”), pursuant to its 2016 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Stock Option Agreement, the Plan and the Stock Option Exercise Agreement, all of which are attached hereto and incorporated herein in their entirety.

Optionholder:	___________________
Date of Grant:	___________ __, 20___
Vesting Commencement Date:	___________ __, 20___
Number of Shares Granted (“Option Shares”):	________
Exercise Price (Per Share):	$_______
Total Exercise Price:	$_______
Expiration Date:	___________ __, 20___

Type of Grant:	____ Incentive Stock Option	____ Nonstatutory Stock Option

Vesting Schedule: Subject to the other terms and conditions of this Agreement and the Plan, your Option Shares shall vest over a four-year period as follows: (i) to the extent of twenty-five percent (25%) of the Option Shares, on the first anniversary of the Date of Grant if you shall have been in continuous Service to the Company through such anniversary; and (ii) thereafter in monthly installments equal to 2.0833% of the Option Shares on the same day of the month as the day of such anniversary (or in any month that does not contain such a day, then on the last day of such month) in each of the thirty-six (36) months following such anniversary if you shall have been in continuous Service to the Company through such monthly vesting date.

Payment: By one or a combination of the following items (described in the Stock Option Agreement): (i) by cash or check; or (ii) by delivery of already-owned shares.

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Grant Notice, the Stock Option Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Grant Notice, the Stock Option Agreement, the Plan and the Notice of Exercise set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company pursuant to this option and supersede all prior oral and written agreements on that subject with the exception of options previously granted and delivered to Optionholder under the Plan.

GAME YOUR GAME, INC.	Optionholder

By:
Name:	Name:

Attachments: Stock Option Agreement, 2016 Equity Incentive Plan and Stock Option Exercise Agreement

GAME YOUR GAME, INC.

2016 Equity INCENTIVE PLAN

STOCK OPTION AGREEMENT

(INCENTIVE AND NONSTATUTORY STOCK OPTIONS)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, Game Your Game, Inc., (the “Company”) has granted you an option under its 2016 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1. VESTING. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for reorganizations, as provided in Section 8.1 of the Plan.

3. METHOD OF PAYMENT. Payment of the exercise price is due upon exercise of all or part of your option, with respect to those shares that are subject to such exercise. You may elect to make payment of the exercise price in cash or by check or by delivery of shares of Common Stock that have already been owned by you for at least six months and are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

4. FRACTIONAL SHARES. You may not exercise your option for fractional shares of Common Stock.

5. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

6. TERM. You may not exercise your option before the commencement of its term and its vesting with respect to the shares to be acquired pursuant to such exercise, or after its term expires. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a) Immediately on the effective date of the termination of your Continuous Service if such termination is for cause;

(b) Three (3) months after the termination of your Continuous Service for any reason other than cause or your Disability or death, provided that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the preceding section relating to “Securities Law Compliance,” your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

(c) Twelve (12) months after the termination of your Continuous Service due to your Disability;

(d) Twelve (12) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

(e) The Expiration Date indicated in your Grant Notice; or

(f) The day before the tenth (10th) anniversary of the Date of Grant.

If your option is an incentive stock option, note that, to obtain the federal income tax advantages associated with an “incentive stock option,” the Code requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an “incentive stock option” if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment terminates.

7. EXERCISE.

(a) You may exercise the vested portion of your option during its term by delivering a Stock Option Exercise Agreement (in the form attached hereto) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise or (3) the disposition of shares of Common Stock acquired upon such exercise.

(c) If your option is an incentive stock option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred to you upon exercise of your option. Such a disposition may cause such shares to be treated for tax purposes as though they were acquired pursuant to a nonstatutory stock option.

8. TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

9. RIGHT OF FIRST REFUSAL. Shares of Common Stock that you acquire upon exercise of your option are subject to any right of first refusal that may be described in any buy-sell agreement that the Company may have in effect at such time as the Company elects to exercise its right.

10. RIGHT OF REPURCHASE. To the extent provided in any buy-sell agreement that the Company may then have in effect, the Company shall have the right to repurchase all or any part of the shares Common Stock you acquire pursuant to the exercise of your option.

11. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

12. WITHHOLDING OBLIGATIONS.

(a) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your option.

(b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein.

13. NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

14. GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

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